CONFIDENTIAL TREATMENT REDACTED VERSION

cobra

Determination of Manufacturing Parameters, Process Development and cGMP Production of *Listeria monocytogenes* for Advaxis, Inc.

July 7, 2003

Reference No. O422

making tomorrow's medicines

Cobra Biomanufacturing Plc The Science Park, Keele, U.K. ST5 5SP

Executive Summary

Advaxis has developed a recombinant attenuated L. monocytogenes for vaccination against HPV E7 expressing tumors. Advaxis will require the production of approximately [ * ] cfu of L. monocytogenes non-cGMP preclinical material and [ * ] cfu for clinical trial use produced following cGMP guidelines. The program will involve the following phases:
Phase I
•	Transfer of current Listeria culture and analysis methods
•	Two month feasibility study and process development program
•	Animal component free growth media recommendation
•	Analytical methods development and host characterization methods
Phase II
•	cGMP Master Cell Bank production
•	Toxicology material
•	Manufacture of clinical material
•	Development of product stability tests
•	Quality assurance review
•	Bulk product release for fill/finish

To achieve these goals, Advaxis will require the collaboration of a partner with:
•	Specialized facilities for plasmid DNA manufacture
•	Experience in plasmid DNA manufacture according to cGMP
•	Successful track record producing material for clinical trials in the USA
•	Experience in meeting regulatory requirements in facilities and documentation

Cobra has both the expertise and the facilities available to meet the project deliverables required by Advaxis in the timescales attached.

Cobra Biomanufacturing Plc
Cobra is a full service, world class Contract Manufacturing Organization that manufactures and supplies DNA-based therapeutics for the pharmaceutical and biotechnology industries. Cobra provides contract services spanning pre-clinical to early Phase III scale production and supply of biological products. These services include the cGMP manufacture of DNA, recombinant protein, viruses, mammalian cell products and cell banking.

Currently, four clinical trials in the USA are being conducted using products manufactured at Cobra. Additionally, there are clinical trials in Europe, Africa, China, and Australia using products manufactured at Cobra.

Cobra has a Type II Drug Master File (DMF) lodged with the FDA covering DNA manufacture. We were last inspected by the MCA in August 2002 and found to be cGMP compliant. Cobra provides a comprehensive analytical and documentation package for regulatory filing.

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Introduction

Cobra Biomanufacturing is a full service, world class Contract Manufacturing Organization that manufactures and supplies DNA-based therapeutics for the pharmaceutical and biotechnology industries. Cobra provides contract services spanning pre-clinical to early Phase III scale production and supply of biological products. These services include the cGMP manufacture of DNA, recombinant protein, viruses, mammalian cell products and cell banking. The company also undertakes process development programs for recombinant protein and gene therapy products.

Company History

Cobra was founded in 1992 as a start up biotechnology company specializing in gene therapy and has been operating from facilities at the Keele Science Park for the past 8 years. The manufacturing division was originally established in order to expedite Cobra Therapeutics own R & D programs. Investments were made in cGMP manufacturing facilities and the development of technology for scaleable manufacture of DNA and protein based pharmaceuticals. In 1998 the manufacturing division began to offer cGMP manufacturing services to the pharmaceutical industry. Cobra Therapeutics became a wholly owned subsidiary of ML Laboratories in 2000.

In June 2002, following a successful IPO on London’s AIM, Cobra Biomanufacturing was established as an independent company with an exclusive focus on custom manufacturing of bio therapeutics.

Cobra’s corporate objective is to continue to grow as a major contract supplier of DNA, virus and protein based therapeutics for clinical trials and of licensed biopharmaceutical products for commercial sale.

Manufacture of DNA Therapeutics for Clinical Trials

Cobra has established a worldwide reputation in the manufacture of plasmid DNA therapeutics and is supporting clinical trials in the USA, Europe, Africa, China, and Australia.

Every project undergoes a technology transfer of your existing expression system to utilize our scale-up expertise before initiating the cGMP manufacturing program. During the evaluation stage genetic stability and relative productivity will be determined in shake flask experiments. The fermenter productivity of the transformed host strain will then be evaluated in a scale down (5L) evaluation. This initial optimisation is to achieve the maximum productivity in the fermentation, ensure yield and product purity throughout the purification process. It is essential for the identification of potential difficulties with your plasmid. The process development work is necessary because in our experience there can often be a 5-10 fold difference in productivity between strains (even with similar plasmid backbones) and genetic instability is observed with some plasmids. By assessing the plasmid at the beginning of the program, we can accurately estimate the yields of clinical material that you will obtain.

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Cobra has substantial experience working with Kanamycin and Tetracycline resistant plasmids and has also developed and been granted patents covering an antibiotic-free plasmid DNA manufacturing process, the Operator Repressor Titration (ORT) System. A Type II DMF (Drug Master File) has been lodged with the FDA covering DNA manufacture.

Facilities

Cobra has over 11,000 square feet of space used for a process development facility, separate QA/QC laboratories, and dedicated cGMP manufacturing facilities. The existing cGMP manufacturing facility includes 4,500 square feet of EU Grade C Clean Room space required for key stages in the manufacture of biopharmaceutical products. The cGMP facility has two microbial production suites. The [ * ] fermenter suite ([ * ] working volume) is for Phase I and II clinical trial material. There is a [ * ] fermenter ([ * ] working volume) that is used to provide an inoculum for the larger fermenter. The [ * ]fermenter suite ([ * ] working volume) is for Phase II and III clinical trial material.

Additionally, there are two virus production suites with [ * ] and [ * ] fermenters ([ * ] and [ * ] working volume) utilising adenovirus and baculovirus expression systems for manufacture of Phase I and II clinical trial material.

Quality

Cobra is committed to conducting its manufacturing activities in accordance with appropriate current Good Manufacturing Practice (cGMP) and Good Control Laboratory Practice (GLP) regulations and/or guidelines. The latest inspection from the UK Medicines Control Agency (MCA) was in August 2002 with a compliance statement received several weeks later. Cobra’s QA group ensures that the products manufactured by the division meet appropriate standards of safety, quality, and efficacy. The QA group oversees manufacture at all stages and is responsible for testing, release, storage, and arranges shipment of the drug product. Overseas shipping and safe passage through Customs is easily co-ordinated and sub-contracted to BioCair, Inc or World Courier.

Key Personnel

Cobra’s belief that quality individuals result in quality products is reflected in the key personnel that will be involved in the manufacture of Advaxis’ L. monocytogenes for clinical trials.

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Julian Hanak B.Sc. (Hons), MSc., Director of Production

After gaining an honours degree in Biochemistry at University College London, Julian obtained an MSc at the University College of North Wales and then trained in cell culture and microbial fermentation at the National Institute of Medical Research. He then moved to the Bioproducts Laboratory (Elstree) where his duties involved the pilot scale production of human monoclonal antibodies for clinical trials. He was also responsible for running a sterile fill operation and supervising the commissioning of a new cGMP production suite.

In 1992, Julian moved to Zeneca Pharmaceuticals where he was involved with the process development of several immunotherapy products and the development of virus expression systems for protein production. He joined Cobra in 1994 and took over responsibility for production in 1995.

Geoff Sharpe BSc., PhD., CChem, MRSC., Director of Quality Assurance

Geoff has over 25 years experience in pharmaceutical biotechnology with over 12 years experience in Quality Assurance. After having gained a degree in Applied Chemistry at Liverpool, Geoff trained as a research chemist working for ICI Corporate Laboratory. He later worked at the ICI Corporate Bioscience Group and went on to complete a PhD in molecular biology at Leicester University.

In 1991 he transferred to ICI Pharmaceuticals (now AstraZeneca) where he was involved with the cloning and expression of recombinant proteins and managed the corporate DNA sequencing laboratory. In 1993, he moved to Zeneca Pharmaceuticals. In the pharmaceutical department Geoff managed a team involved in the development, manufacture, and release of both small molecule and biotechnology based therapeutics. In 1996 he joined Cobra as their Quality Assurance Manager and has been trained as a Qualified Person under Article 23 of Directive 75/319/EEC.

Amanda Weiss BSc., MSc., Section Head Fermentation

Amanda was trained at the University of Birmingham, Centre for Biochemical Engineering before joining Cobra in 1996 as a fermentation scientist. Amanda has expertise in microbial and mammalian cell culture, scale-up design and large-scale manufacture of biopharmaceuticals. She was also involved with the exemplification and publication of Cobra’s ORT technology. Amanda has successfully managed the fermentation aspect of Cobra’s manufacturing operations for over 5 years.

Tony Hitchcock BSc, Section Head Microbial Products

Tony has over 19 years’ experience in the large-scale manufacture of biopharmaceuticals. Tony has held positions in the Blood Products Laboratory (Elstree) and at Zeneca Pharmaceuticals in the protein process development department. Tony was a founding staff member of Cobra and has been responsible for the development of much of Cobra’s DNA manufacturing technology. Tony has published several papers in the field and is an inventor on two families of Cobra’s process patents.

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Roy Cowell BSc. (Hons), CChem, MRSC, Section Head Quality Control

Roy has 16 years’ experience of analytical development and quality control of pharmaceuticals within the associated regulatory framework. Ten years employed by Zeneca (now AstraZeneca) Pharmaceuticals working on new chemical entities and candidate biotherapeutics and six years employed at Cobra working on candidate DNA products. Roy is currently undergoing training leading to eligibility for Qualified Person status.

Joy Manley BSc, Senior QA Microbiologist

Joy is currently responsible for developing, validating, and applying suitable testing regimes that help to assure clean room suitability and equipment cleanliness. New test methods are designed and validated for plant systems and for cleaning as required. Both standard and novel microbiological methods are developed and used to characterize cell banks. She has experience in working with microorganisms from both pharmaceutical and clinical backgrounds, previously working for Fisons and The Public Health Laboratory.

David Thatcher, Chief Executive

David was trained as a protein chemist at the Universities of Newcastle on Tyne and Edinburgh. In 1981 he moved to Biogen SA in Geneva where he worked on the isolation of recombinant cytokines. In 1985 he became Director of Process Development of Biogen, Inc. in Cambridge, MA, where he was responsible for the development of large-scale processes for the production of gamma interferon, GM-CSF and several other products.

In 1988 he left Biogen and joined Zeneca Pharmaceuticals as head of their Protein Production Lab where he was responsible for the production of a number of biopharmaceutical products for clinical evaluation. In 1994 he joined Cobra and has been responsible for managing the evolution of Cobra’s manufacturing technology and developing the contract manufacturing business into an independent company with a successful initial public offering.

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Quotation O422

Description                        Price

Phase I

[ * ]

Phase II

[ * ]

Notes:
Stage I

1.	Execution of Material Transfer Agreement. Advaxis methods for recombinant Listeria culture and analysis will be transferred to Cobra. This will include plasmid isolation, plasmid and host identity, plasmid and host stability, cryopreservation, and protocol for plasmid isolation.

2.	Characterization and strain history of the untransformed L. monocytogenes will be addressed by Advaxis. Advaxis will also be responsible for plasmid sequence and/or detailed restriction maps. Host and plasmid information is required for the GMO risk assessment. A letter from Dr. Paterson addressing the mobility of L. monocytogenes is requested.

3.	Advaxis will supply [ * ] vials of a transformed research cell bank (mid log phase) of L. monocytogenes with documentation sufficient to make the research bank suitable for generation of the cGMP Master Cell Bank.

4.	A two-month feasibility study will be undertaken to determine the growth kinetics of Listeria (latest harvest point) in various growth media. The study will also involve bioreactor growth, analysis of log phase, determination of yield, and number of cell doublings in vivo before maintenance of virulence is lost. We suggest running Stage II at the same time as Stage I to reduce the timeline to cGMP manufacture.

Stage II

4.	An animal component free growth media will be recommended following evaluation of the existing media formulations with suitable alternatives. The media evaluated will be from published references for media used in Listeria culture.

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5.	Development of a cryopreservation media suitable for administration to patients.

6.	Analytical methods will be developed to meet FDA regulatory requirements for a live attenuated bacterial vaccine. Methods developed will include:

o	host identity
o	plasmid identity (restriction mapping or sequencing)
o	culture purity (monosepsis)
o	viable count.

7.	Host characterization methods will be developed for the following:

o	phenotype auxotrophies and markers
o	morphology

o	specific media for identification
o	gram strain

8.
Cobra will supply Dr. Paterson with [ * ] of log phase culture for a hemolysin assay. Additionally, Cobra will supply Dr. Paterson with three samples of [ * ] for a mouse tumor challenge to study maintenance of virulence.

9.	The following documentation will be provided:

Technical Report

10.	Confirmation of price estimates for cGMP manufacture at this point, dependent upon successful technology transfer, feasibility study and process development.

Stage III

11.
Cell banking will only proceed based upon the feasibility study achieving cell densities of at least [ * ] viable cells per litre of culture. The Master Cell Bank will be manufactured under cGMP in accordance with the latest CPMP guidelines and MCA guidance. A Type II Drug Master File has been lodged with the FDA covering these procedures. Cells will be cryopreserved in mid log growth at a density of between [ * ] to [ * ] cfu/ml.

Pricing for the Working Cell Bank is based on production immediately following the Master Cell Bank. Characterization for the Working Cell Bank is free of charge if concurrent with Master Cell Bank testing.

12.	A [ * ]-vial cGMP Master Cell Bank and Working Cell Bank will be released according to the agreed program.

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13.	The Master Cell Bank and Working Cell Bank will be characterised using the following range of tests:

•	Confirmation of species (API Listeria)
•	Confirmation of strain by partial genotyping
•	Plasmid stability by serial sub-culture
•	Counter selection for monosepsis
•	Plasmid identity by restriction digest
•	DNA sequence of the plasmid (to be invoiced separately).

14.	The non-cGMP material for use in toxicology studies, stability testing, and quality control lot release will produced at the [ * ] scale with a yield of [ * ] based upon the feasibility study achieving cell densities of at least [ * ] viable cells per litre of culture.

15.	The following documentation will be provided to support a Regulatory filing:

Certificates of Analysis
Analytical Reports

Stage IV

16.
cGMP Manufacture: Prices are estimates without knowledge of the results of the Phase I Feasibility Program and may require variances to this proposal. If the productivity of the strain cannot be developed to achieve cell densities of at least [ * ] viable cells per litre of culture the delivery of [ * ]% of final bulk material cannot be guaranteed. The expected quantity of bulk and scale required will be advised as soon as it is determined during the Phase I Feasibility and Development Program and prior to initiation of the Phase II cGMP manufacturing program. If cell densities of [ * ] cells per litre are obtained in the feasibility study then a [ * ] fermentation should yield the requested [ * ] clinical material. If the desired cell densities of [ * ] cells per litre are not achieved, then the cGMP manufacturing program will be renegotiated.

Stage V

17.	Product Stability Testing will be required, but will be negotiated as a separate contract once the methods have been developed and the protocol agreed by Advaxis after FDA discussions. Stability tests for genetic stability; cell bank stability and bulk drug stability will be developed once a program is agreed upon. The figure provided is for budgetary purposes.

Stage VI

18. Documentation.

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The following documentation will be provided:

Certificate of Analysis
Technical Summary to support regulatory filing
A copy of the completed BMR will be provided.

19.	Specifications

Cobra warrants that upon delivery of the Product to Advaxis, Inc. the Product shall:
•	Have been manufactured in accordance with cGMP.
•	Be in conformity with the provisional draft specifications as attached to this document.

•	That Cobra will provide Product of sufficient quality for human clinical use.
•
In the event the Product fails to meet any of the specification described above, the final determination as to the suitability of the product for human clinical use shall be determined by Advaxis, Inc., who may consult with the appropriate offices of the US FDA or other regulatory agencies.

Stage VII

20.
Fill/Finish will be subcontracted to BioReliance. A quote cannot be provided until the type of container, number of vials and other variables have been determined. The figure provided is for budgetary purposes.

20.	The costs of consumables have not been included in this quotation and will be billed directly to the customer without additional charge.

21.	The cost of subcontracted work has not been included in this quotation and will be billed directly to the customer (plus a [ * ]% handling charge).

22.
Cobra will take responsibility for shipment. The price of shipment of bulk, dosage forms and samples and insurance thereof is excluded from this contract. Shipping will be arranged in consultation with the customer and will be billed directly to the customer (plus a [ * ]% handling charge).

23.	Cobra and/or Advaxis, Inc. may wish to issue a press release relating to this contract. However, prior to any information being disclosed written approval must be obtained from the other party.

24.	The Customer agrees to pay reasonable travel expenses connected with Cobra staff attending meetings, other than those on Company premises and requested by the Customer.

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25.
Cobra Bio-Manufacturing plc’s O422 Phase I Terms and Conditions and O422 Phase II Terms and Conditions apply to this work and acceptance of this quotation implies acceptance of these Terms and Conditions.

How to Proceed

Please return a signed copy of the enclosed contract with your formal Purchase Order to Cobra Biomanufacturing.

Cobra Biomanufacturing Plc
The Science Park
Keele, United Kingdom ST5 5SP
Phone: 011 44 1782 714181
Fax: 011 44 1782 714168

When timing is critical a faxed version is acceptable, but an original must be signed and returned within fourteen days. Upon receipt Cobra will notify the client of acceptance within 72 hours.

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Advaxis, Inc.
212 Carnegie Center, Suite 206
Princeton, NJ 08540 USA

July 7, 2003

Contract O422
Determination of Manufacturing Parameters, Process Development and cGMP Manufacture of L. monocytogenes

(a) Phase I: Two-month Feasibility Study and Development Program

Price
(Line items: a + b + c):

Total:               $[ * ]

Terms of Payment

The following payment terms will apply: On receipt of a signed copy of the Contract, Cobra Biomanufacturing Plc. will begin Phase I. Upon commencement of the work program, Advaxis will be invoiced for $[ * ] net 30 days and will be invoiced the remaining $[ * ] appropriately on a monthly basis for the length of the program. The final invoice will be sent before [ * ].

This phase of the program is governed by the Terms and Conditions set out in the attached document “ O422 Phase I Terms and Conditions”.

Phase II: Pre-Clinical and GMP Manufacture

Price Estimate is based on [ * ] cGMP manufacture:
(Line items: d + e + f + g + i +k + l + m + n + o)

Total:               $[ * ] (excluding Fill/Finish)

Terms of Payment

The following payment terms will apply: On receipt of a signed copy of the Contract, Cobra Biomanufacturing Plc. will hold a slot for Advaxis without a deposit. Advaxis will be notified of any request for the slot and may reserve the slot with a [ * ]% deposit. Receipt of this payment will reserve the production slots as per the agreed program. On commencement of the work program, [ * ]% of the cost will be appropriately invoiced on a monthly basis for the length of the program, with the remaining [ * ]% due upon the delivery and acceptance of the Certificate of Analysis by the Customer’s QA Department (less deposit if required). There is an intention by Advaxis and Cobra to agree on % royalties of final commercial products utilizing the current Listeria monocytogenes platform and variations thereof for various indications in exchange for a reduction in price of the Phase II cGMP manufacturing campaign of proposal 0422.

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This phase of the program is governed by the Terms and Conditions set out in the attached document “ O422 Phase II Terms and Conditions”.

Contract O422

Determination of Manufacturing Parameters, Process Development and cGMP Manufacture of L. monocytogenes

For Advaxis, Inc.	For Cobra Biomanufacturing Plc

Accepted by: J. Todd Derbin	David R. Thatcher

Signature: /s/ J. Todd Derbin	/s/ David R. Thatcher

Date: 7/7/03	8th July 2003

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CTL.0422.S.1.1
Provisional Draft Specification

Test        Method          Specification

[ * ]

Identity

API Listeria                             Profile number conforms, typically >0.95

Growth on selective media                     Good growth

Gram strain                             Gram positive

Colony morphology                          Complies with that for L. monocytogenes

Quantity

[ * ]

Purity

[ * ]

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COBRA BIO-MANUFACTURING PLC

O422 PHASE II - TERMS AND CONDITIONS

1.	Definitions

In these conditions the following words have the following meanings unless the context requires otherwise:

“Agreement”	means these conditions of business;

“Background”	means all Intellectual Property Rights belonging to Cobra existing prior to the date of this Agreement or which, if created subsequent to the date of this Agreement, are created outside of any work with Advaxis under this Agreement or the scope of any Contract;

“Cobra”	means Cobra Biomanufacturing Plc, a corporation located at The Science Park, Keele, United Kingdom ST5 5SP;

“Confidential Information”	means, in relation to a party to the Contract, any and all confidential and/or proprietary information relating its business methods, customers, suppliers, finances, ideas, strategies, concepts, methodologies, protocols, inventions, processes, specifications, materials, marketing plans, formulae, products, software and other matters, including but not limited to its Intellectual Property Rights, and, in the case of Advaxis, including the Results, but excluding all information described in clause 15.8;

“Contract”	means any contract relating to Phase II of Proposal 0422 dated 7th July 2003 by and between Cobra and Advaxis incorporating the conditions of business set forth in this Agreement for the sale of Products and/or the provision of the Services and agreed to in writing by an authorized representative of each of Advaxis and Cobra;

“Contract Price”	means, with respect to a Contract, the total sums payable to Cobra by Advaxis under the Contract for Phase II of Proposal 0422 dated 7th July 2003;

“Deposit”	means, with respect to a Contract, the sum of 10% of the Contract Price;

“Foreground”	means all Intellectual Property Rights conceived or made by or on behalf of either Cobra or Advaxis, or jointly by Cobra and Advaxis, as a result of work under any letter of intent executed by the parties or under this Agreement or the performance of any Contract, other than general laboratory or manufacturing know-how that is not specifically related to any Materials;

“GMP”
means the current good manufacturing practices (under U.S. 21 CFR Part 211, as amended and supplemented from time to time, or the equivalent EU good manufacturing practices as confirmed at inspection by the UK Medicines Control Agency) for the methods to be used in, and the facilities and controls to be used for, the manufacture, processing, packing and holding of Products, as applicable under a Contract;

“Intellectual Property Rights”	means any or all intellectual property rights including, without limitation, patents, registered and/or unregistered design rights, registered and/or unregistered trade marks and/or trade names, logos, copyright, know-how and any other similar industrial or intellectual property rights subsisting anywhere in the world together with any application for such rights and/or the right to make any such application;

“Liability”	means liability for damages, claims, proceedings, actions, awards, expenses, costs (including reasonable attorneys’ fees and expenses) and any other losses and/or liabilities in any way related to this Agreement or any Contract;

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“Materials”	means any products, DNA, protein, cell lines, biological matter and/or other materials which are supplied by Advaxis and used by Cobra in performing its obligations under a Contract;

“Products”	means any protein, DNA, biological matter, cell lines, materials, products, goods and/or other matter ordered from Cobra by Advaxis or to be supplied by Cobra to Advaxis and/or such items which are to be provided to Advaxis in the performance of the Services;

“Results”	means any results from any Services carried out by Cobra for Advaxis;

“Services”	means the research, evaluation, development, scale up, manufacturing services and/or any other services to be performed by Cobra for Advaxis;

“Specification”	means the manufacturing procedures specified for a Product and/or the acceptance criteria for such Product;

“Advaxis”	Means Advaxis, Inc., located at 212 Carnegie Center, Princeton, NJ 08540;

2.	Basis Of Contract

2.1
This Agreement shall govern each Contract “Phase II” of the Quotation detailed in proposal O422 between Cobra and Advaxis and shall supersede and replace any conflicting terms or conditions included therein.

2.2	No order placed by Advaxis shall be accepted by Cobra unless it is a Contract which incorporates these conditions.

2.3	This Agreement supersedes all previous terms and conditions relating to Phase II of Proposal O422 and shall replace any terms and conditions previously notified to Advaxis.

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2.4	No variation to this Agreement shall be binding on Cobra or Advaxis unless agreed to in writing between an authorised representative of each of Advaxis and Cobra.

2.5	Cobra’s employees, sub-contractors and/or agents are not authorised to make any representations or warranties concerning the Products and/or Services unless confirmed by Cobra in writing.

2.6
Advaxis acknowledges that Advaxis does not rely on any representation and/or warranty which has not been made in this Agreement or a Contract or other writing signed by an authorized representative of Cobra.

3.	Orders And Contract

3.1
Quotations (unless stated otherwise) are not binding or capable of acceptance and are estimates only. A binding quotation issued by Cobra shall be binding for 10 business days unless withdrawn by Cobra by oral or written notice given to Advaxis at any time before the expiry of the 10-business-day period. Advaxis may place an order based on a binding quotation issued to Advaxis at any time before the expiry of the 10-business-day period or earlier withdrawal of the quotation by Cobra (whichever is the first to occur).

3.2	A Contract between Cobra and Advaxis shall come into effect when it has been executed and delivered (whether in one or more counterparts) by an authorized representative of each party.

4.	Samples and Additional Work

4.1
The production of any additional samples or test work not detailed in a Contract shall, unless otherwise agreed to in writing, be delayed until such production is covered by a Contract or Contract amendment entered into in accordance with this Agreement.

4.2
If Advaxis approves in writing any sample Product produced or test Services performed by Cobra under a Contract, then, unless and until Advaxis withdraws such approval in writing, Advaxis shall have no claim in respect of, nor any right to reject, Products or Services provided under the Contract if the Products and/or the Services in question are of the same description, Specification, quality and fitness for purpose as the approved sample and/or test work as appropriate. If Advaxis withdraws its approval of any sample Product or test Services, then from and after receipt by Cobra of such written withdrawal by Advaxis, Advaxis shall not be required to accept any additional Products or Services of the same description, and the parties shall promptly amend the terms of the applicable Contract reflect mutually agreed upon changes resulting from such withdrawal (e.g., designation of such withdrawal as a production variation under Section 8, a cancellation under Section 9 or otherwise, provision of alternate supply and pricing terms).

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5.	Materials

5.1	Any Materials supplied by or on behalf of Advaxis to Cobra in respect of any Contract shall at all times remain Advaxis’s property.

5.2	Risk in the Materials shall pass to Cobra whilst such Materials are in the power, possession and/or control of Cobra.

5.3
Cobra shall not transfer, or permit the transfer of any Materials to a third party except to a sub-contractor of Cobra. Cobra shall limit access to the Materials to employees or sub-contractors of Cobra who have a need to access the Materials in connection with the production of Products and/or the provision of Services for Advaxis, and shall take all other reasonable measures to protect the Materials from destruction, theft or loss whilst in the possession and/or control of Cobra.

5.4
Cobra shall use the Materials only for the production of Products and/or the provision of Services for Advaxis under a Contract, and for no other purpose, except with the specific written consent of Advaxis.

5.5	Advaxis shall ensure that Cobra has the right to use in the performance of the Services and/or production of the Products any Materials provided by Advaxis

5.6
Advaxis shall provide to Cobra storage, handling, health and safety and/or utilisation information regarding any Materials, to the extent known to Advaxis, at the time of delivery of the Materials to Cobra, or upon request by Cobra in writing, in advance of such delivery.

5.7
If any Materials are lost, damaged and/or destroyed, Cobra shall promptly inform Advaxis and shall re-imburse Advaxis for (or Advaxis, at its option, may credit against any amounts due to Cobra) the cost of replacing any Materials lost, damaged and/or destroyed. This shall not apply to any Materials which are properly utilised in and/or natural wastage arising from the performance of the Services and/or production of the Products.

6.	Sub-Contracting

6.1
Cobra may not sub-contract all or any part of a Contract to a third party without the prior written approval of Advaxis (such consent not to be unreasonably refused or delayed). In the event that Advaxis allows any such sub-contracting, Cobra shall remain liable for any non-performance of the Contract due to the acts and/or omissions of a third party sub-contractor.

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6.2
If Cobra sub-contracts work to a sub-contractor, Cobra shall ensure that, prior to entering into the sub-contract, the sub-contractor enters into a separate agreement with Cobra obligating the sub-contractor to protect Advaxis’s Confidential Information and Materials at least to the same degree as they are protected by the obligations of Cobra under this Agreement, and Cobra shall not disclose to the sub-contractor any Advaxis Confidential Information and shall not provide to the sub-contractor any Materials except as required to permit the sub-contractor to perform the sub-contract approved by Advaxis.

7.	Production Slot Timetable and Deposit

7.1	In any quotation for the provision of Products and/or Services submitted by Cobra to Advaxis, Cobra shall provisionally allocate to Advaxis a production slot.

7.2	No order for Products and/or Services placed by Advaxis shall become binding until a Contract has been entered into by the parties therefor.

7.3
Upon the execution and delivery of a Contract for Products and/or Services and the receipt of the Deposit by Cobra from Advaxis, Cobra shall firmly allocate the production slot(s) for the Products and/or Services specified in the Contract.

8.	Production Variations and Deposit

8.1
Cobra has agreed to hold a production slot without requiring pre-payment of a deposit from Advaxis providing no other customers compete for that slot. If another customer requests the same production slot agreed upon with Advaxis, then Advaxis will be required to secure the slot with a deposit of 10% ($51,100) of the Phase II portion of Proposal 0422. If Advaxis has secured the production slot and requests any change to a production slot for Products to be manufactured under this Contract less than 30 calendar days prior to the commencement of such production slot, Advaxis shall pay Cobra an amount of $50,000.

8.2
If Advaxis requests a change to a secured production slot for Products to be manufactured under this Contract and the change is requested 30 to 60 days prior to the commencement of such production slot, then Advaxis shall forfeit an amount of $20,000,

8.3
If Advaxis requests a change of more than one month to a secured production slot for Products to be manufactured under this Contract and the change is requested more than 90 days prior to the commencement of such production slot, then Advaxis shall forfeit 25% of the Deposit allocable to the production slot (calculated as provided in clause 8.1) with the remaining 75% being carried forward and allocated to the alternative production slot. Cobra shall firmly allocate to Advaxis the requested rescheduled production slot, unless that slot has been filled prior to receipt of 25% of the Deposit allocable to the production slot from Advaxis under this clause 8.3, in which case Cobra will secure for Advaxis the next available production slot.

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8.4
Cobra shall use its reasonable endeavours to accept any request to change to a production slot for Products provided that the requested new production slot is available. All such requests will be considered in good faith.

8.5
Cobra shall consider in good faith any request by Advaxis for Cobra to waive Cobra’s right to treat all or any portion of the Deposit allocated to the production slot as forfeited under this Section 8.

9.	Cancellation

9.1	If Advaxis cancels or terminates a Contract without cause, or refuses to accept delivery of conforming Products and/or performance of Services rendered in accordance with a Contract:

9.1.1
The Deposit paid by Advaxis under the Contract shall be forfeited and shall not be refundable to Advaxis. Under circumstances where cancellation occurs after commencement of the programme and the Deposit has been waived, Advaxis will pay an equivalent sum to the value of the Deposit; and

9.1.2
Advaxis will pay Cobra for all Services rendered in accordance with the Contract and conforming Products attempted to be delivered in accordance with the Contract through the date of cancellation, on a percentage of completion basis, if and to the extent that their value exceeds the Deposit and the Deposit paid by Advaxis shall be creditable against any payment due for such Services.

10.	Delivery and Performance

10.1
Cobra will use its reasonable commercial efforts to ensure delivery and/or performance on the dates specified in each Contract and shall keep Advaxis promptly informed of any delivery and/or performance that may be delayed. The delivery and/or performance dates specified in a Contract are Cobra’s best estimates only and are not guaranteed. Time is not of the essence in relation to such dates. They are also subject to clause 24.4.

10.2
Advaxis shall have no right to rescind or terminate a Contract for late delivery and/or performance, or to reject Products and/or Services as non-conforming unless the due date for delivery and/or performance has passed and Advaxis shall have provided notice to Cobra requiring the delivery to be made, the Services to be performed and/or delivery of conforming Products and giving Cobra not less than 14 days in which to do so and the notice shall not have been complied with.

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10.3
Cobra shall arrange for the delivery of the Products to Advaxis’s premises or to an agreed delivery address provided that Advaxis confirms that such a location is appropriately equipped to store and handle the Products, otherwise Cobra shall keep and store the Products at its own expense for 45 days. Cobra shall consult with Advaxis as to any and all delivery arrangements. Delivery generally will be made between 9.00am and 5.00pm on days when Advaxis is open for business.

10.4
Advaxis shall procure during normal working hours that Cobra and/or its appointed representatives have free right of access to the address for delivery for the purpose of delivering the Products between 9.00am and 5.00pm on any working day for Advaxis.

10.5
If the parties agree that the Products are to be collected from Cobra’s premises, then Advaxis shall collect the Products within 30 working days of being notified that the Products are ready for collection. If the Products are not collected by Advaxis or its agent within the specified period, Cobra shall provide notice thereof to Advaxis and at any time commencing three business days after Advaxis receives such notice, the parties will negotiate in good faith as to the appropriate steps to be taken.

10.6
If Advaxis refuses to take delivery of any Products and/or to allow performance of the Services without cause, then after providing a notice to Cobra in writing 45 days in advance. Cobra shall be entitled to withhold delivery and/or performance of any other Products and/or Services and to treat this Agreement or any Contract as repudiated by Advaxis and Cobra shall have the right to rescind this Contract.

11.	Price

11.1	The price of the Products and/or the Services shall be as set forth in the applicable Contract.

11.2
Unless expressly stated in a Contract, Cobra’s prices are exclusive of costs of importation, transport, insurance, packaging and/or freight of Products and/or Materials which shall be payable by Advaxis in addition.

11.3
The parties will negotiate in good faith an increase a Contract Price to take into account of any changes in methodology and/or additional work that are requested by Advaxis or are reasonably deemed necessary by Cobra in light of any Results or are required to comply with changes in GMP.

11.4	Advaxis will be informed in writing by Cobra of any increases in a Contract Price to be made pursuant to clause 11.3 or 11.4, not less than 30 days before such increase takes effect.

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11.5
If the increase in Contract Price cannot be agreed between Cobra and Advaxis, Cobra may cease working on the Contract, and Advaxis may cease making payments on the Contract (except as required under clause 11.7), until any increase is agreed.

11.6
Advaxis may cancel without Liability any Contract in relation to which the price is to be increased and such increase cannot be agreed provided that Cobra receives notice of cancellation from Advaxis within 30 days after receipt by Advaxis of Cobra’s notice of the price increase. In such cases, Advaxis will pay Cobra for all Services rendered and conforming Products produced in accordance with the Contract up to the date of cancellation, on a percentage of completion basis, if and to the extent that their value exceeds the Deposit.

11.7
If the Contract Price is to be increased as provided in clause 11.3 or 11.4 and Advaxis does not cancel the Contract within the 30-day period specified in clause 11.6, then the price increase shall take effect for the Products and/or Services provided by Cobra under the Contract after the end of the 30-day period unless Advaxis has notified Cobra that it does not agree with such increase.

11.8
Advaxis shall reimburse Cobra for its out-of-pocket costs in connection with reasonable travel and accommodation expenses involved in the provision of the Services, provided that such travel is specified in the Contract or otherwise approved in advance by Advaxis in writing.

12.	Payment

12.1	The balance of the Contract Price shall be payable:

12.1.1	85% paid as equal monthly payments over the length of the Contract as detailed in the Contract; and

12.1.2	15% on receipt of the certificate of analysis and/or acceptance/deemed acceptance by Advaxis of the Products and/or Services under the Contract.

12.2
Cobra’s terms of payment are net cash within 30 days after Advaxis receives Cobra’s duly issued invoice, except as otherwise provided in clauses 12.1 and 12.8. Cobra shall have no right to terminate a Contract for failure by Advaxis to make timely payment of any amount due thereunder unless Cobra provides Advaxis a written notice specifying the unpaid amount and requiring such payment and giving Advaxis not less than three business days in which to make such payment and the notice shall not have been complied with.

12.3
If Advaxis fails to make any undisputed payment in full on the due date, Advaxis will be extended 90 days free of interest, after 90 days Cobra may charge Advaxis interest (both before and after judgment) on the amount unpaid at the annual rate of 2% above the prime, compounded monthly.

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12.4
Any monies received by Cobra from Advaxis may be applied by Cobra at its option against any interest charged prior to application against any principal sums due from Advaxis against which it may be applied in any order.

12.5	Payment shall not be deemed to be made until Cobra has received either cash or cleared funds in respect of the full amount outstanding.

12.6
If any undisputed payment is not made in full to Cobra when due, then Cobra may withhold or suspend future or current deliveries of the Products and/or performance of the Services and delivery and/or performance under any other Contract.

12.7
If any Contract is cancelled or terminated under clause 9.1, Cobra shall invoice Advaxis for all amounts due in accordance with clause 9.1, and Advaxis shall pay the amount of such invoice within 15 days after receipt.

13.	Specification

13.1
Any Specification for Products supplied by Cobra to Advaxis shall only be approximate unless the Specification applies to the production of Products under GMP, the Specification is marked “Final” and signed by authorized representatives of Cobra and Advaxis, or the Contract provides otherwise.

13.2	The quantity, quality, description and/or Specification for the Products and/or the Services shall be that set out in the Contract unless otherwise agreed in writing by the parties.

13.3	It is the responsibility of Advaxis to verify and check any Specification for the Products.

13.4	Cobra shall have no Liability for errors in any Specification unless Cobra has been negligent and/or in breach in relation to the Specification.

13.5
Advaxis shall indemnify and keep indemnified Cobra against any and all liability, loss, costs and expenses arising out of or in any way connected with any third party claim relating to Cobra’s use of Materials and/or information supplied by Advaxis under a Contract or any Specification approved in writing by Advaxis, subject to the limitations set forth in clause 21.6.

13.6
Subject to Advaxis’ written approval Cobra reserves the right to make changes to the Specification of any Products and/or Services as required from time to time by good laboratory practice, GMP, law, and/or applicable safety requirements, provided that they do not have a material adverse effect on the quality and/or performance of the Products and/or the Services and that they shall not be put into effect until 5 business days after receipt by Advaxis of a description and explanation of any such changes.

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13.7	If Cobra does make changes to the Specification of any Products and/or Services in violation of clause 13.6, then Advaxis shall have the right to cancel the Contract without Liability.

14.	Intellectual Property Rights

14.1
The Background shall remain the absolute and unencumbered property of Cobra. Advaxis shall not obtain any license in respect of Cobra’s Background. Advaxis shall not be obligated to pay any royalties in respect of the use of the Background in connection with the performance of any Contract by Cobra or for any use of Background to the extent it is embedded in the Advaxis products. It is understood that any consideration for the use of the Background in connection with the performance of any Contract by Cobra is already included in Contract O422.

14.2
All Foreground relating to process and manufacturing technology shall belong to Advaxis. Cobra will promptly make full written disclosure to Advaxis in the form of summary reports, will hold in trust for the sole right and benefit of Advaxis, and hereby assigns, transfers and conveys to Advaxis, or its designee, all use Foreground covered by this clause.

14.3
All Foreground not covered by clause 14.2 shall belong to Advaxis. Cobra shall provide regular reports to Advaxis describing the Foreground and shall promptly reply to Advaxis’s reasonable requests for information regarding the Foreground. Cobra hereby assigns and agrees to assign to Advaxis all of its rights, title and interest in and to the Foreground not covered by clause 14.2, and upon request by Advaxis, Cobra shall promptly execute such documents and perform such other acts as may be reasonably requested by Advaxis, at Advaxis’s expense, to obtain, perfect and enforce the rights of Advaxis under this clause 14.3 and the assignment thereof.

14.4
Advaxis grants to Cobra a licence to use such of Advaxis’s Intellectual Property Rights (including, without limitation, any Foreground) as are necessary to enable Cobra to carry out its obligations under a Contract, and Cobra may sub-licence such Intellectual Property Rights to any sub-contractors approved by Advaxis in accordance with Section 6, solely for the purpose of performing the Contract.

14.5
Advaxis agrees to indemnify and keep Cobra indemnified against any and all Liability suffered by Cobra arising from and/or due to any claim that the use by Cobra of any or all of Advaxis’s Intellectual Property Rights in performing a Contract infringes any third party’s Intellectual Property Rights.

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14.6	Cobra warrants that Cobra has the right to use the Background to perform its obligations in accordance with this Agreement and any Contract.

14.7
Cobra agrees to indemnify and keep Advaxis indemnified against any and all Liability suffered by Advaxis arising from or due to any claim that the use of any or all of the Background in performing a Contract infringes any third party’s Intellectual Property Rights.

14.8	Advaxis warrants that Advaxis has the right to grant the license and any permitted sub-license of the Intellectual Property Rights required under clause 14.4 above.

15.	Confidentiality

15.1
Each party shall use the other party’s Confidential Information disclosed to and/or acquired by it only for the purposes of this Agreement, any Contract, and any other purpose for which the other party gives its prior written consent.

15.2	Each party shall maintain as confidential all of the other party’s Confidential Information which has come into and/or may come into its possession under this Agreement or any Contract.

15.3	Each party shall not directly and/or indirectly use and/or disclose any of the other party’s Confidential Information in whole or in part except in accordance with this Agreement.

15.4
Each party shall at the other party’s request made at any time deliver up to the other party all documents, material and/or other media which may be in its possession, power or control which comprises or contains any part of the other party’s Confidential Information except that it may retain one complete copy solely for archive purposes.

15.5
Each party shall allow access to the other party’s Confidential Information only to those employees who need to see and use such Confidential Information in order to perform their obligations under this Agreement.

15.6
Each party shall be responsible for the acts and/or omissions of its employees and/or representatives (whether or not they remain its employees and/or representatives) as if they were its own acts and/or omissions under this Agreement.

15.7
The obligations of confidentiality and non-use in relation to the other party’s Confidential Information and/or Materials shall have retrospective force and effect and apply to any of the other party’s Confidential Information disclosed prior to the date of this Agreement and shall continue indefinitely.

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15.8	A party’s Confidential Information shall not include any information which:

15.8.1	the receiving party can prove by documentary evidence was information already in its possession and at its free disposal when received by it under this Agreement or any Contract;

15.8.2
is after the date of this Agreement disclosed to the receiving party in writing without any obligations of confidentiality by a third party who is not in breach of any duty of confidentiality in doing so;

15.8.3	is or becomes generally available to the public in printed publications in general circulation through no act or default on the part of the receiving party; or

15.8.4
is required to be disclosed by law, provided that the party required to make such disclosure gives the other party prompt notice of such requirement so that the other party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement, and provided, further, that the party required to make such disclosure cooperates with all reasonable efforts of the other party to obtain confidential treatment of, or to otherwise limit, the required disclosure.

15.9	The exceptions in clause 15.8 above shall not apply to:

15.9.1	Confidential Information merely because it is embraced by more general information which falls within any one or more of such exceptions; and/or

15.9.2	any combination of features merely because individual features (but not the combination itself) fall within any one or more of such exceptions.

16.	Property And Risk

16.1	Risk in and title to the Products shall pass to Advaxis at the time of delivery to Advaxis. Delivery shall be deemed to occur:-

16.1.1	at the time when the Products arrive at the place of delivery if Cobra delivers the Products by its own transport and/or it arranges transport for Advaxis; or

16.1.2	after the expiration of 10 working days after Advaxis has been notified of that the Products are available for collection from Cobra in accordance with clause 10.6.

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16.2
If any Products are to be utilised in the Services, risk of damage to or loss of such Products shall pass to Advaxis once utilised in the performance of the Services. Cobra will replace free of charge any Products in which risk has passed to Advaxis if it can be shown that they were damaged or lost due to the neglect or default of Cobra, its employees or other representatives.

17.	Default

17.1	If Advaxis:-

17.1.1	fails to make any payment to Cobra 30 days after due date;

17.1.2	breaches the terms of this Agreement or any Contract and, if the breach is capable of remedy, has not remedied the breach within 14 days of receiving notice requiring the breach to be remedied;

17.1.3	persistently breach any one or more terms of this Agreement; or

17.1.4
pledges any Products which remain the property of Cobra, or ceases or threatens to cease to carry on business, applies for an interim order under Section 252 Insolvency Act 1986 or has a Bankruptcy Petition presented against Advaxis, enters into voluntary or compulsory liquidation, has a receiver, administrator or administrative receiver appointed over all or any of its assets, or takes or suffers any similar action in any jurisdiction;

then Cobra shall have the right, without prejudice to any other remedies, to exercise any or all of the rights set out in clause 17.2 below.

17.2	If any of the events set out in clause 17.1 above occurs in relation to Advaxis then:-

17.2.1	Cobra may withhold delivery of any undelivered Products and stop any Products in transit;

17.2.2	Cobra may withhold the performance of any Services and cease any Services in progress;

17.2.3	Cobra may cancel, terminate and/or suspend any Contract with Advaxis without Liability to Advaxis for such cancellation, termination or suspension; and/or

17.2.4	All monies owed by Advaxis to Cobra shall immediately become due and payable.

18.	Archiving

18.1
On termination or completion of a Contract, Cobra shall, within 30 days of Advaxis’s written request, either return and/or destroy any and all Materials in Cobra’s possession supplied by or on behalf of Advaxis under this Agreement together with any Results provided that Advaxis has paid to Cobra all monies due and payable to Cobra under the Contract, except that Cobra shall be entitled to retain in its archive one copy of such Materials, Results and/or other information to enable it to comply with GMP and/or Good Laboratory Practice and any and all other applicable legislation, regulations and/or best practice from time to time in force. No charge is made for such archive storage.

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18.2
If Cobra does not receive a request from Advaxis in accordance with clause 18.1 above, Cobra shall retain in its archives for a period of 10 years (or such other period as Cobra determines based on the quality of the matters to be archived) following either the date of termination of the Contract or from the date of completion of the Contract all of the Materials, Results and other information arising out of that Contract whether or not Cobra is obliged to archive such matters under clause 18.1. At the end of the ten-year period Cobra shall contact Advaxis for further instructions as to the disposal and/or storage of the archived information held by Cobra. If Advaxis does not respond within 30 days of such notification, Cobra may either return the archived matter to Advaxis at Advaxis’s own expense or destroy the archived matter.

19.	Warranties

19.1	Cobra warrants that the Products and/or Services:-

19.1.1	will be free from substantial defects in materials and/or workmanship;

19.1.2	are manufactured and/or performed with all proper and reasonable skill, competence, care and attention;

19.1.3	are produced and/or performed in accordance with GMP and Medicines Control Agency and/or FDA guidelines where specified or appropriate;

19.1.4	will at the time of delivery and/or performance conform with any final Specification (for the avoidance of doubt this warranty does not extend to draft or provisional Specification);

19.1.5	comply with all applicable legal and regulatory standards from time to time; and

19.1.6
are manufactured, packaged, handled and stored in accordance with the terms of the applicable Contract and all appropriate legislation rules and other requirements of the appropriate regulatory authorities in force at the time of the Contract.

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19.2	The warranties in clause 19.1 above are given by Cobra subject to the following conditions:-

19.2.1	Cobra shall be under no Liability in respect of any defect in the Products and/or Services arising directly from any information and/or specifications supplied to Cobra by Advaxis;

19.2.2
Cobra shall have no Liability in respect of any faults arising after risk in the Products has passed to Advaxis that are caused by any subsequent mechanical, chemical, biological, electrolytic or other damage not due to a defect in the Products and/or Services or the neglect or default of Cobra; and/or

19.2.3
Cobra shall be under no Liability in respect of any faults or defects caused by wilful damage, abnormal working or operating conditions, failure to follow Cobra’s instructions, misuse or alteration of Products and/or Services without Cobra’s approval, improper maintenance, storage or negligence on Advaxis’s part and/or by a third party.

19.3	Cobra does not guarantee that the Services to be carried out by Cobra under this Agreement or any Contract will be successful and/or will achieve any objectives outlined by Advaxis in Advaxis’s order.

19.4
If Cobra is in breach of any of the warranties given in clause 19.1 with respect to a Contract, Advaxis may suspend the due date for payment of any unpaid amounts under the Contract until Cobra promptly:

19.4.1	replaces the defective Products; and/or

19.4.2	re-performs the Services;

and thereafter all outstanding amounts shall become due and payable.

19.5
Cobra shall have no liability under the warranties given in clause 19.1 unless it has received written notification of non-conformance from Advaxis within 21 days of discovery by Advaxis of the non-conformance.

20.	Repairs And Replacements

20.1
Cobra will at its option, promptly, either refund the price or re-perform any defective Services and/or replace any defective Products where the defect is apparent on inspection, provided that the defect is notified to Cobra within 21 working days of delivery of such Products or performance of the Services.

20.2
If Advaxis fails to notify Cobra of any defect in the Products and/or Services under clause 20.1 within 21 working days of delivery and/or performance, Advaxis will be deemed to have accepted the Products and/or Services.

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20.3
A sample of any defective Products must where reasonable be returned to Cobra for inspection if requested by Cobra before Cobra will have any Liability for defective Products. If the sample proves to be defective, then Cobra shall reimburse Advaxis for the cost of returning the sample of the defective Products to Cobra.

20.4
Cobra, if it requests and where reasonable, shall have the right to inspect the subject-matter of any allegedly defective Services at a mutually convenient time, and Cobra will not have any Liability for any such defective Services until it has been allowed to make such inspection.

20.5
Cobra will replace and/or re-perform defective Products and/or Services which are not notified to Cobra within the time limit specified in clause 20.1 where the defect would not have been ascertainable on inspection and has been notified to Cobra as soon as reasonably practicable after discovery by Advaxis.

20.6
Cobra will at its option either refund the price of or replace free of charge any Products missing from a delivery of Products provided that the missing items are notified to Cobra within five working days after receipt of the shipment or, in the event of total non-delivery, this fact is notified to Cobra within five working days after receipt by Advaxis of Cobra’s invoice for such Products.

20.7
If, on investigation, it is found that any claimed defects in the Products and/or Services are not the responsibility of Cobra under this Agreement or the applicable Contract, Cobra may charge Advaxis for all reasonable costs and expenses it has incurred in the course of and/or in consequence of the investigation.

21.	Limitations On Liability

21.1	Cobra shall have no Liability for defective Products and/or Services where the defect has been caused by Advaxis.

21.2
Cobra shall have no Liability to Advaxis for defective Products and/or Services, Products not despatched or Products damaged or lost in transit unless the event is notified to Cobra within the appropriate time limit set out in this Contract.

21.3
Cobra shall have no Liability for additional damage, loss, liability, claims, costs or expenses caused by Advaxis’s continued use of defective Products and/or Services after a defect has become apparent to Advaxis.

21.4
Advaxis shall where reasonable give Cobra a reasonable opportunity to remedy any matter for which Cobra is liable before Advaxis incurs any costs and/or expenses in attempting to remedy the matter independently. If Advaxis does not do so, Cobra shall have no liability to Advaxis for any damages caused by Advaxis, which could have been avoided if Advaxis had permitted Cobra the opportunity to remedy the matter first.

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21.5	Neither party shall have any Liability to the other party for any:-

21.5.1	consequential losses;

21.5.2	loss of profits (other than direct loss of profit under a Contract in relation to work to be and/or already performed by Cobra under that Contract) and/or damage to goodwill;

21.5.3	economic and/or other similar losses;

21.5.4	special damages and indirect losses; and/or

21.5.5	business interruption, loss of business, contracts, opportunity and/or production;

suffered by the other party, and this shall apply whether or not it has been informed by the other party of the possibility of such matters.

21.6	Each party shall be under a duty to mitigate any loss, damage, costs or expenses that it may suffer.

21.7	Cobra’s total Liability to Advaxis in relation to any Contract shall not exceed the amount paid by Advaxis to Cobra in relation to that Contract.

21.8	Each of the limitations and/or exclusions in this Agreement shall be deemed to be repeated and apply as a separate provision for each of:

21.8.1	Liability for breach under any Contract and/or under this Agreement;

21.8.2	Liability in tort (including negligence);

21.8.3	Liability for breach of statutory duty; and

21.8.4	Liability for breach of Common Law.

except clause 21.8 which shall apply once only as to any Contract in respect of all the said types of Liability under the Contract.

21.9
Nothing in this Agreement or any Contract shall exclude or limit the Liability of Cobra for death or personal injury due to its negligence or any Liability which is due to Cobra’s fraud or any other liability which it is not permitted to exclude or limit as a matter of law.

22.	Reporting

22.1	Cobra shall provide prompt and regular updates to Advaxis as the progression of work under each Contract and shall disclose all Results to Advaxis on a regular basis.

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22.2
All Results and any and all Intellectual Property Rights in the Results shall belong to Advaxis and shall form part of Advaxis’s Confidential Information under the Contract. Cobra may only use the Results with Advaxis’s prior written consent.

22.3
Cobra shall provide Advaxis with a final report within 30 working days of completion of the Services under any Contract, the contents of which include but will not be limited to the Results. Further copies of the final report shall be made available to Advaxis on Advaxis’s request and at Advaxis’s own expense.

23.	Restrictions

23.1
Advaxis shall not, during the term of any Contract and for a period of 12 months immediately following the termination of the Contract, whether on Advaxis’s own behalf or in conjunction with or on behalf of any person, firm, company, business entity or other organisation and whether as employee, director, principal, agent, consultant, shareholder or in any other capacity whatsoever, directly or indirectly:-

23.1.1
solicit or procure any person who is or was an employee, agent and/or representative of Cobra to cease working for Cobra or accept into employment or otherwise engage or use the services of any person where that person:-

23.1.1.1	is an employee, agent and/or representative of Cobra at that time; and/or

23.1.1.2	has been an employee, agent and/or representative of Cobra at any time during the immediately preceding three months.

23.2
Whilst each of the restrictions in clause 23.1 are considered by the parties to be reasonable in all the circumstances as at the date of this Contract, it is agreed and declared that if any one or more of such restrictions shall be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of Cobra but would be valid if the restrictions were reduced in scope, the restrictions shall be deemed to apply with such modification.

23.3	Any restriction or part of a restriction found in any event to be void shall not affect the validity of any other restriction contained in this Agreement.

23.4	Cobra may by written notice at any time reduce the duration and/or scope of any of the restrictions in clause 23.1 above.

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24.	General

24.1
Advaxis agrees to indemnify and keep indemnified Cobra against any and all liability, loss, costs and expenses arising out of (i) any third party claim relating to this Agreement, (ii) any third party claim relating to the use of Products by Advaxis or by any third party, or (iii) the breach by Advaxis of any of its obligation or covenants under any Contract, in each case, subject to the limitations set forth in clause 21.6.

24.2
Cobra agrees to indemnify and keep indemnified Advaxis against any and all liability, loss, costs and expenses arising out of (i) any third party claim relating to this Agreement, (ii) any third party claim relating to the use of Products by Cobra or by any third party, or (iii) the breach by Cobra of any of its obligation or covenants under any Contract, in each case, subject to the limitations set forth in clause 21.6.

24.3

24.4	No waiver by a party of any breach of this Agreement or any Contract shall be considered as a waiver of any subsequent breach of the same provision or any other provision.

24.5
If any provision of this Agreement or any Contract is held by any competent authority to be invalid or unenforceable in whole or in part, the validity of the other provisions thereof and the remainder of the affected provision shall be unaffected and shall remain in full force and effect.

24.6
Neither party shall have any Liability to the other party for any delay in performance of any Contract to the extent that such delay is due to any events outside its reasonable control including but not limited to acts of God, war, flood, fire, labour disputes, subcontractor delays, strikes, lock-outs, riots, civil commotion, malicious damage, explosion, governmental actions and any other similar events. If a party is affected by any such event, then time for performance shall be extended for a period equal to the period that such event or events delayed such performance, provided that the party uses all reasonable efforts to minimize the duration of such effect. This shall not apply to any decision by the Medicines Control Agency that the Products have, where required, been produced without appropriate GMP and/or Good Laboratory Practice controls and/or documentation.

24.7
Neither party may assign this Agreement or any Contract without the written consent of the other party, except to a wholly owned subsidiary or to any successor in interest by merger or purchase of all or substantially all of its assets.

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24.8	All third party rights are excluded and no third party shall have any right to enforce this Agreement or any Contract.

24.9
Any dispute arising out of or in connection with the Contract shall be referred to the arbitration in London of a single arbitrator appointed by agreement between the parties or, in default of agreement, nominated on the application of either party by the President for the time being of The Law Society. The arbitration shall be carried out in accordance with the Rules of Arbitration of the International Chamber of Commerce in force as at the date of the dispute. This Agreement shall be governed by and construed in all respects in accordance with the Laws of England. This shall not prevent either party seeking interim injunctive relief from any court of law.

24.10	Ongoing Relationship and Commercial Supply

24.10.1	Cobra acknowledges that drug development is a lengthy and risky process and accordingly:

24.10.2
Advaxis may wish to amend or terminate the Development Program at any time it reasonably considers the manufacture and/or marketing to the public at large of Formulated Product or Listeria monocytogenes ceases to be commercially viable; or

24.10.3
Advaxis may require Cobra to be a long-term collaborator in the production of Formulated Product or Listeria monocytogenes suitable for toxicological studies, stability studies, human clinical trials and marketing to the public at large.

24.10.4
Upon Advaxis’s written request, the Parties will negotiate in good faith an agreement on the terms under which Cobra will manufacture and supply to Advaxis quantities of Formulated Product or Listeria monocytogenes required by Advaxis on a commercial scale for marketing to the public at large.

24.10.5
Notwithstanding clause 24.8.4, Cobra acknowledges that Advaxis has made no representation that Advaxis will, intends to or is likely to, issue a request to Cobra for the manufacture and supply of Formulated Product or Listeria monocytogenes in quantities on a commercial scale for marketing to the public at large.

Confidential Document	July 7, 2003